Exhibit 10.1

SPA AMENDMENT AGREEMENT

This NOTE AMENDMENT AGREEMENT dated as of July 25, 2024 (this “Agreement”), by and between AgEagle Aerial Systems, Inc. (“Company”), and Alpha Capital Anstalt (the “Purchaser” and together with the Company each a “Party” and collectively as the “Parties”). Capitalized words not otherwise defined herein shall have the meanings attributed to them in the SPA (as defined below)

W I T N E SS E T H :

WHEREAS, the Company and the Purchaser are parties to a Securities Purchase Agreement dated June 26, 2022, (the “SPA”).

NOW, THEREFORE, in consideration of the agreements of the Parties set forth herein, and other good and valuable consideration the receipt and legal adequacy of which are hereby acknowledged by the Company and the Purchaser, it is hereby agreed as follows:

1. Section 2.4(i) is deleted and replaced with the following:

“Purchasers’ Additional Investment. During the period beginning on the initial Closing Date and ending on December 31, 2025, the Purchasers (pro rata by initial Subscription Amounts) shall each, severally and not jointly, have the right to purchase additional Preferred Stock and Warrants from the Company, in minimum aggregate Subscription Amount tranches of $500,000 each, up to a total aggregate additional Stated Value of Preferred Stock equal to $25,000,000 (in addition to the initial $10,000,000 Stated Value of Preferred Stock) (each, an “Additional Closing” and the date, an “Additional Closing Date” and the amount subscribed for, the “Additional Subscription Amount”). The Purchaser(s) shall give the Company not less than five Trading Days’ written notice of its/their intention to purchase additional Preferred Stock and Warrants. The additional Preferred Stock and Warrants shall be identical to the initial Preferred Stock and Warrants, except the Original Issue Date of the Preferred Stock and the Initial Exercise Date and Termination Date of the Warrants shall be from the applicable subsequent Closing Date, and the purchase price per share of Preferred Stock shall be adjusted such that the Conversion Price shall equate to the average of the VWAPs for the three Trading Days prior to the date on which the Purchaser gives notice to the Company of an Additional Closing, and the Warrant Exercise Price shall also be the average of the VWAPs for the three Trading Days prior to the date on which the Purchaser gives notice to the Company of an Additional Closing. As a condition to the Purchasers’ expectation to purchase each subsequent tranche of Preferred Stock and Warrants, (i) the Equity Conditions (as defined in the Certificate of Designation) shall have been met (or waived, in whole or in part, by the subscribing Purchaser) and the Closing Price shall not be less than the Conversion Price; (ii) any required Shareholder Approval shall have been obtained; and (iii) the Company shall not be or become in default of any other Indebtedness. Each subsequent Closing shall otherwise be in accordance with Sections 2.2 and 2.3.”

2. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement do not and will not (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, other than securities issued to Purchaser by Company or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

3. The Company confirms that neither it nor any other Person acting on its behalf has provided Purchaser or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents. The Company understands and confirms that Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company.

4. The Company shall not, and the Company shall cause each of its officers, directors, employees and agents not to provide Purchaser with any material, non-public information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole discretion). In the event of a breach of the foregoing covenants, in addition to any other remedy provided herein, Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such breach or such material, non-public information, as applicable, without the prior approval by the Company, or any of its officers, directors, employees or agents. Purchaser shall have no liability to the Company, any of its subsidiaries, or any of its or their respective officers, directors, employees, affiliates, stockholders or agents, for any such disclosure. To the extent that the Company delivers any material, non-public information to Purchaser without Purchaser’s consent, the Company hereby covenants and agrees that Purchaser shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information.

5. Within one (1) Business Days after execution of this Agreement, the Company shall file a form 8-K with the Securities and Exchange Commission, disclosing this Agreement and the Note Amendment Agreement entered into contemporaneously herewith, both of which shall be exhibits to such filing. The form 8-K is annexed as Exhibit A.

6. Except as expressly amended hereby, each of the SPA and the Transaction Documents (as defined in the SPA), shall remain in full force and effect in accordance with their respective terms and provisions. All references in the SPA shall include this Agreement. The Purchaser is not waiving any of its rights under the SPA or Transaction Documents.

7. This Agreement shall be deemed a portion of the SPA and shall be governed by the terms thereof.

8. This Amendment shall be deemed to have been drafted jointly by the Parties and therefore any rule of law that stands for the proposition that ambiguities contained within an agreement are to be construed against the drafter thereof is inapplicable.

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IN WITNESS WHEREOF, each of the undersigned Parties has duly executed this Amendment as of the date first written above.

COMPANY		PURCHASER

AgEagle Aerial Systems, Inc.		Alpha Capital Anstalt

/s/ Bill Irby		/s/ Nicola Feuerstein
By:	Bill Irby	By:	Nicola Feuerstein
Its:	CEO & President	Its:	Director